CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-239811 and 333-229662) on Form S-8 of Rhinebeck Bancorp, Inc. (the “Company”) of our report dated March 22, 2022, relating to the consolidated financial statements appearing of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 22, 2022